Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated:

We consent to incorporation by reference in the registration statements (Nos. 333-81820, 333-99529, 333-99531, 333-146146, 333-170400, 333-170401, 333-193470, and 333-214950) on Form S-8, (No. 333-155582) on Form S-3, and (No. 333-115274) on Form S-4 of Synaptics Incorporated (the Company) of our report dated August 18, 2017, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 24, 2017 and June 25, 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 24, 2017, and the effectiveness of internal control over financial reporting as of June 24, 2017, which report appears in the June 24, 2017 annual report on Form 10-K of Synaptics Incorporated.

/S/ KPMG LLP

Santa Clara, California
August 18, 2017